Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT:  Jack Brozman
          CenCor, Inc.
          City Center Square
          1100 Main Street, Suite 2350
          Kansas City, MO  64105
          (816) 474-8002


KANSAS CITY, MISSOURI: June 30, 1995. CenCor, Inc. announced today that Century Acceptance Corporation, its sole operating subsidiary, finalized the sale of its consumer finance business to Fidelity Acceptance Corporation, a subsidiary of the Bank of Boston.

     Under the transaction, which was completed on June 30, 1995, Century was paid $128.5 million for substantially all of its assets, including its $110 million loan portfolio. As part of the transaction, $5 million of the purchase price will be placed in escrow to secure certain indemnification obligations of Century and CenCor to the buyer.

     Assuming the transaction had taken place on March 31, 1995 and CenCor and Century liquidated at that time, CenCor would have had a liquidation value of approximately $6 million ($3.30 per share), after giving effect to the conversion of $11.5 million in convertible notes to equity. CenCor's liquidation value at the time of liquidation could be significantly reduced as a result of claims arising from the indemnification obliga-tions to the buyer or as a result of other factors, such as unexpected tax liabilities, or significantly increased as a result of its ownership of securities issued by ConCorde Career Colleges and its ability to obtain settlements or awards arising from claims against others. It is unlikely that any such liquidation will occur prior to July 1998.

     Fidelity Acceptance Corporation, a subsidiary of Bank of Boston Corporation, is a 66 year old consumer finance company with 139 offices in 26 states. Bank of Boston Corporation is a New England-based global bank with assets of $43.5 billion.